Exhibit 99.1

      Varian Medical Systems Third Quarter Net Earnings Rise 32 Percent;
       Company Reports Global Growth in Sales, Net Orders, and Backlog

    PALO ALTO, Calif., July 29 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today is reporting results for the third quarter of fiscal year 2004 with net earnings of $43 million up 32 percent from $32 million in the year-ago period. Adjusting for the previously announced 2-for-1 stock split that will take effect this July 30, net earnings for the third quarter were $0.30 per diluted share, up 30 percent from $0.23 per diluted share recorded in the third quarter of last fiscal year.
    The company reported third quarter sales of $303 million, up 14 percent versus the year-ago quarter. Net orders for the third quarter were $328 million, up 15 percent from the year-ago period. Backlog at the end of the third quarter stood at $903 million, up 14 percent from the same time last fiscal year.
    The company generated record quarterly operating cash flow and ended the quarter with about $414 million in cash and marketable securities. During the quarter, the company spent $49 million to buy back company stock. "We will continue to buy back shares under our ongoing repurchase program," said Richard M. Levy, the company's chairman and chief executive officer.

    Oncology Systems
    Oncology Systems' sales of Clinac(R) accelerators as well as accessories, software, and services for radiation therapy totaled $252 million for the third quarter, up 15 percent from the year-ago period. Third-quarter net orders in the Oncology Systems business totaled $275 million, up 14 percent from the year-ago period. "We believe we have maintained or increased our leading position in radiation oncology worldwide," Levy said.
    "The worldwide net order growth rate in our Oncology Systems business has remained strong, expanding on a 12-month trailing basis at between 16 and 21 percent for each of the last 16 quarters," added Levy. For the trailing 12-months, global Oncology Systems net orders grew 17 percent versus the comparable prior period, including 27 percent in international markets and 10 percent in North America. For the quarter, Oncology Systems net order growth was up strongly in international markets and essentially flat in North America, which represented 55 percent of the total orders for the period. "Varying regional growth rates are not unusual for this geographically diverse business," said Levy.
    "We continued to make excellent progress with product launches, including our new Trilogy(TM) accelerator and on-board imager for image-guided radiation therapy (IGRT) for more precise forms of radiation therapy," Levy said.
"Since its introduction earlier this year, we have experienced strong demand for our new on-board imaging accessory. It's in the field and working well. We have created the world's first fully-integrated, automated, clinically-practical system for IGRT-enabled ultra-precise treatments. It is deeply gratifying to see years of technological advances coming to fruition for cancer patients."

    X-Ray Products
    Third-quarter sales in the X-Ray Products business, including X-ray tubes and amorphous silicon flat-panel digital imagers, were $41 million, up 10 percent from the third quarter of the last fiscal year. "Sales expanded at a faster rate than normal for this business segment, partly because of growth in our flat panel X-ray imager product line," said Levy. "Our flat panel imagers are now contributing to our profitability and the strong order growth shows that this product line is beginning to demonstrate its potential as a future growth driver for the company."

    Other
    The company's Ginzton Technology Center and its BrachyTherapy unit recorded combined third quarter sales of $10 million, about flat from the year-ago quarter. Combined third-quarter net orders for these operations were $11 million, up 29 percent from the year-ago quarter.

    Outlook
    "Our performance for the first three quarters leads us to expect an increase in earnings per diluted share for fiscal year 2004 about 25 percent above our split-adjusted earnings of $0.92 per diluted share in fiscal year 2003," said Levy. "We now believe that sales for fiscal year 2004 will rise by about 17 to 18 percent over fiscal year 2003 totals. For fiscal year 2005 at this early date, we expect that with our healthy backlog, total company sales will increase in the low double digits over the fiscal year 2004 totals. Earnings per diluted share for fiscal year 2005 should grow at a rate approaching 17 percent over the fiscal year 2004 total."

    Investor Conference Call
    Varian Medical Systems will conduct its fiscal year 2004 third-quarter conference call at 5 p.m. ET today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com/investor. To access the call, dial 1-800-599-9795 from inside the U.S. or 1-617-786-2905 from outside the U.S. and enter confirmation code number 93474526. A replay can be accessed by dialing 1-888-286-8010 from inside the U.S. or 1-617-801-6888 from outside the U.S. and entering confirmation code 78913667. The replay will be archived and available on the company's website for one year.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,240 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's web site at www.varian.com

    Forward Looking Statements
    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "should," "expect," "believe," "leads," "potential," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the high and growing percentage of our sales being derived from our international markets; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and sales; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, such as Severe Acute Respiratory Syndrome, and other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    FOR INFORMATION CONTACT:
      Elisha Finney (650) 424-6803
      elisha.finney@varian.com

      Spencer Sias (650) 424-5782
      spencer.sias@varian.com


    A summary of earnings and other financial information follows:

            Varian Medical Systems, Inc. and Subsidiary Companies
                     Consolidated Statements of Earnings
          (Dollars and shares in millions, except per share amounts)
                                 (Unaudited)

                                               Q3 QTR  Q3 QTR  Q3 YTD  Q3 YTD
                                                2004    2003    2004    2003

    Net orders                                 $328.5   284.7   985.2   829.4
      Oncology Systems                          275.1   242.0   819.4   694.5
      X-Ray Products                             42.2    34.0   136.0   111.6
      Other                                      11.2     8.7    29.8    23.3

    Order backlog                              $902.9   789.3   902.9   789.3

    Sales                                      $303.1   265.4   890.7   738.3
      Oncology Systems                          252.2   218.4   742.9   598.8
      X-Ray Products                             41.3    37.5   120.3   115.7
      Other                                       9.6     9.5    27.5    23.8

    Gross margin                                130.7   105.1   369.6   291.2
      As a percent of sales                     43.1%   39.6%   41.5%   39.4%

    Operating expenses
      Research and development                   17.7    15.9    53.8    42.5
      Selling, general and administrative        47.7    41.6   139.2   116.9

    Operating earnings                           65.3    47.6   176.6   131.8
      As a percent of sales                     21.6%   17.9%   19.8%   17.8%

    Interest income, net                         (0.2)   (1.3)   (1.0)   (2.6)

    Earnings before taxes                        65.5    48.9   177.6   134.4

    Taxes on earnings                            23.0    16.8    62.2    47.1

    Net earnings(1)                             $42.5    32.1   115.4    87.3

      Net earnings per share - basic:(1)(2)     $0.31    0.24    0.85    0.64

      Net earnings per share - diluted:(1)(2)   $0.30    0.23    0.81    0.61

    Shares used in the calculation of net
     earnings per share:(2)
      Average shares outstanding - basic       136.6    136.4   136.4   136.1
      Average shares outstanding - diluted     143.1    142.4   142.8   142.2

    (1) Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the third quarter of fiscal years 2004 and 2003 would have been reduced by $5.1M and $4.6M, respectively, and net earnings for the first nine months of fiscal years 2004 and 2003 would have been reduced by $15.5M and $15.1M, respectively. Net earnings per basic share for the third quarter of fiscal years 2004 and 2003 would have been $0.27 and $0.20, respectively, and net earnings per diluted share would have been $0.26 and $0.19, respectively. Net earnings per basic share for the first nine months of fiscal years 2004 and 2003 would have been $0.73 and $0.53, respectively, and net earnings per diluted share would have been $0.70 and $0.51, respectively.
    (2) Note: The results for the third quarter and the first nine months of fiscal year 2003 have been restated for the two-for-one stock split (effected in the form of a stock dividend) to be paid on July 30, 2004. Net earnings per basic share, pre stock split, for the third quarter of fiscal years 2004 and 2003 were $0.62 and $0.47, respectively, and net earnings per diluted share, pre stock split, for the same periods were $0.59 and $0.45, respectively. Net earnings per basic share, pre stock split, for the first nine months of fiscal years 2004 and 2003 were $1.69 and $1.28, respectively, and net earnings per diluted share, pre stock split, for the same periods were $1.62 and $1.23, respectively.


            Varian Medical Systems, Inc. and Subsidiary Companies
                         Consolidated Balance Sheets

    (Dollars in thousands)                              July 2,  September 26,
                                                         2004         2003
                                                      (Unaudited)

    Assets
    Current assets
      Cash and cash equivalents                          $270,338    $210,448
      Short-term marketable securities                     83,692     112,128
      Accounts receivable, net                            255,969     252,265
      Inventories                                         133,395     116,815
      Other current assets                                118,111     113,868
        Total current assets                              861,505     805,524

    Property, plant and equipment                         248,736     236,077
      Accumulated depreciation and amortization          (165,893)   (154,905)
        Net property, plant and equipment                  82,843      81,172

    Long-term marketable securities                        60,093      84,820
    Goodwill                                              111,531      59,979
    Other non-current assets                               45,667      21,992
    Total assets                                       $1,161,639  $1,053,487

    Liabilities and Stockholders' Equity
    Current liabilities
      Accounts payable - trade                            $54,247     $47,169
      Accrued expenses                                    242,105     240,406
      Product warranty                                     38,785      36,040
      Advance payments from customers                     104,609      85,801
      Current maturities of long term debt                  5,250          --
        Total current liabilities                         444,996     409,416
    Long-term accrued expenses and other                   35,763      21,895
    Long-term debt                                         53,250      58,500
        Total liabilities                                 534,009     489,811

    Stockholders' Equity
    Common stock(1)                                       136,212     135,942
    Capital in excess of par value(1)                     136,542      89,287
    Retained earnings and accumulated other
     comprehensive loss                                   354,876     338,447
      Total stockholders' equity                          627,630     563,676
        Total liabilities and stockholders' equity     $1,161,639  $1,053,487

    1) Note: The consolidated balance sheets as of July 2, 2004 and September 26, 2003 reflect the two-for-one stock split (effected in the form of a stock dividend) to be paid on July 30, 2004.

SOURCE  Varian Medical Systems, Inc.
    -0-                             07/29/2004
    /CONTACT: Elisha Finney, +1-650-424-6803 or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782 or spencer.sias@varian.com, both of Varian Medical Systems, Inc./
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  ERN ERP CCA